Exhibit 10.11

BUSINESS CONSULTING SERVICES AGREEMENT

This Business Consulting Services Agreement (the “Agreement”) is entered into effective as of October 13, 2014 (the “Effective Date”) by and between The Best One, Inc., a Florida corporation (the “Company”) and Marlin Capital Investments, LLC, a Florida limited liability company (the “Consultant”). Each of the Company and the Consultant are hereinafter a “Party” and collectively the “Parties.”

WHEREAS, the Company desires to retain the services of the Consultant and the Consultant is desirous and willing to accept such service arrangement and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Consultant agree as follows:

1. Engagement. The Company hereby engages and retains the Consultant and the Consultant hereby agrees to render services upon the terms and conditions hereinafter set forth.

2. Term. This Agreement shall be for a term commencing on the Effective Date and terminating four years after the Effective Date (the “Term”), unless sooner terminated in accordance with the provisions of Section 6.

3. Services. During the Term, the Consultant shall act as a strategic advisor to the Company providing recommendations on organizational structure, capital structure, future financing needs, future acquisitions or strategic transactions, including but not limited to the possible merger with Tiger Media, Inc. (“Tiger”) or a subsidiary thereof (the “Merger”), marketing and general business strategy (the “Services”). The Consultant shall devote up to 30 hours per month. The Consultant shall use its best efforts to perform the Services pursuant to this Agreement competently, carefully, faithfully and shall devote sufficient time and energies necessary to perform the Services. The Consultant’s Services shall be performed on a non-exclusive basis.

4. Compensation/Expenses.

(a) Equity Compensation. Upon execution of a definitive Merger Agreement or Share Exchange Agreement with Tiger and/or a subsidiary thereof, the Consultant shall be issued 10,000,000 Restricted Stock Units (“RSUs”), which shall vest in four (4) equal, annual increments beginning October 13, 2015 and ending on October 13, 2018, provided that one of the Milestones (as hereinafter defined) has been achieved on or before such date, and subject to the Consultant providing services on each applicable vesting date. Upon the achievement of any Milestone, any RSU that would have been previously vested based solely upon the time vesting schedule set forth in this Section 4(a) shall vest, and all remaining RSUs shall continue to vest in accordance with the time vesting schedule set forth in this section. As used herein, “Milestone” means:

•	the Company generating $15 million in revenues over any 12 month period; or

•	the Company generating $10 million in revenues over any 12 month period and the Company generating positive earnings before interest, taxes, depreciation and amortization (with all stock based compensation not included as an expense) for such 12 month period.

Provided, however, all unvested RSUs shall immediately vest upon the occurrence of any of the following events:

•	a Change of Control of the Company. Change of Control means, with respect to any entity, each of a change in the majority ownership or voting control of such entity, or in the ownership of substantially all of the assets (within the meaning of Treasury Regulation Section 1.409A-3(i)(5), as may be amended from time to time) of such entity, provided, however, that the Merger shall not be deemed to be Change of Control of the Company;

•	termination of this Agreement by the Company, except for a termination for Cause (and provided that an expiration of this Agreement under Section 2 shall not be deemed a termination for purposes of this subsection); or

•	termination of this Agreement by Consultant under Section 6(b) of this Agreement.

In determining whether the Milestones have been achieved, the Parties agree that U.S. Generally Accepted Accounting Principles (or other policy then required by the Securities and Exchange Commission) shall be used and applied on a basis consistent with past practices. Further if the Merger is completed, the revenues of Tiger, as well as those of any entity that either the Company or Tiger has acquired or acquires, shall be included.

In the event that the Consultant terminates this Agreement other than pursuant to Section 6(b), or the Company terminates Consultant for Cause, all RSUs that have not vested as of the date of such termination shall immediately be forfeited and Consultant shall have no further rights to the common stock underlying such RSUs.

Termination of this Agreement shall not affect the Company’s obligation to deliver vested shares as provided in the next sentence. The shares of common stock deliverable as part of the RSUs shall be delivered on the earlier of (i) October 13, 2018, (ii) termination of this Agreement or (iii) a Change of Control of the Company (or of Tiger, after the completion of the Merger), provided such Change in Control constitutes a “change in ownership or effective control” of the Company as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this paragraph, a “termination of this Agreement” shall mean Consultant’s “separation from service” as defined in Section 409A from the Company and all entities with whom the Company would be treated as a single employer for purposes of Section 409A. Notwithstanding the above, in the event that the distribution of common stock is treated as deliverable to a “specified employee” (as described in Section 409A), then no such distribution shall be made before six months after the “separation from service” (as described in Section 409A).

(b) Expenses. In addition to any compensation received under this Section 4, the Company shall reimburse the Consultant for all reasonable travel, lodging, meals, and other prior approved out-of-pocket expenses incurred or paid by the Consultant in connection with the performance of its Services under this Agreement; provided, however, any such expenses over $1,000 shall be approved by the Company in writing in advance. All other expenditures shall be the sole responsibility of the Consultant.

(c) Tiger Merger. The Company agrees it shall not close the Merger unless the Merger Agreement provides for or Tiger otherwise agrees to assume the RSUs granted pursuant to this Agreement so that the Consultant shall be entitled to receive 10,000,000 shares of Tiger common stock, subject to adjustment for stock splits and dividends, combinations and similar events, on the same terms and conditions set forth in this Agreement. At the request of the Consultant, all or a part of the shares to be issued pursuant to the RSUs may be issued as Tiger preferred stock with a 4.99% beneficial ownership limitation and convertible into the same number of shares of common stock.

5. Independent Contractor Relationship; Service on Board of Directors.

(a) The Consultant acknowledges that it is an independent contractor and that no employee of the Consultant shall be considered an employee of the Company. The Consultant acknowledges that it is not the legal representative or agent of the Company, nor does it have the power to obligate the Company, for any purpose other than specifically provided in this Agreement.

(b) The Company shall carry no worker’s compensation insurance or any health or accident insurance to cover the Consultant or his employees (if any). The Company shall not pay contributions to social security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship. Neither the Consultant nor his employees (if any) shall be entitled to medical coverage, life insurance or to participation in any current or future Company pension plan.

(c) The Company acknowledges that the controlling persons of the Consultant are founders of and serve on the Board of Directors of the Company.

6. Termination.

(a) Either party may terminate this Agreement on 30 days prior written notice after completion of the Merger.

(b) In the event of a material default under this Agreement by the Company, the Consultant may terminate this Agreement if such default is not cured within 30 days following delivery of written notice specifying and detailing the default complained of and demanding its cure.

(c) The Company or any successor may terminate this Agreement immediately for Cause (subject to any applicable notice and cure periods set forth below, if applicable). As used herein, “Cause” means any of the following acts or omissions, taken or omitted by Consultant or any member or employee thereof providing Services hereunder:

•	material breach of any obligations under this Agreement or of Company policies, if such breach is not cured within 30 days following delivery of written notice specifying and detailing the breach complained of and demanding its cure.

•	failure to substantially perform Services hereunder for any reason, including due to death or incapacity;

•	an act of fraud, embezzlement, or theft relating to the Company which has caused material harm to the Company, or any conviction of a felony relating to the Company during the Term or any felony which materially interferes with his ability to perform Services hereunder, and in either case the time to appeal from such conviction has expired it being understood that as long as an appeal is pending Cause does not exist; or

•	disclosure of the Company’s Confidential Information contrary to Company’s policies or in violation of this Agreement.

As used in this definition, “Company” shall mean both the Company and Tiger after the closing of the Merger.

For purposes herein, “incapacity” shall mean if, during the term of this Agreement, Michael Brauser contracts an illness, physical or mental, or an injury which, in the reasonable determination by an independent physician agreed upon by Michael Brauser (or his guardian or personal representative, if applicable) and the Company, prevents him from performing the Services for 120 days or longer. The date on which such incapacity begins shall be determined by such physician. For purposes of determining the number of days of incapacity, intervening Saturdays, Sundays and legal holidays shall be counted.

(d) Upon termination of this Agreement, the Company shall reimburse the Consultant for any reasonable expenses previously incurred for which the Consultant had not been reimbursed prior to the effective date of termination, provided that the requirements of Section 4(b) have been satisfied. Any and all other rights granted to the Consultant under this Agreement shall terminate as of the date of such termination.

7. Non-Disclosure of Confidential Information.

(a) Confidential Information. Confidential Information includes, but is not limited to, trade secrets as defined by the common law and statutes in Florida or any future Florida statute, processes, policies, procedures, techniques including recruiting techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of the Company’s products and services, the Company’s budgets and strategic plans, databases, data, all technology relating to the Company’s businesses, systems, methods of operation, information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company’s employees, former employees, clients and former clients. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or omission of the Consultant, (ii) information set forth in the written records of the Consultant prior to disclosure to the Consultant by or on behalf of the Company, which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Consultant in writing from a third party (excluding any affiliates of the Consultant) who was legally entitled to disclose the information.

(b) Legitimate Business Interests. The Consultant recognizes that the Company has legitimate business interests to protect and as a consequence, the Consultant agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets and valuable confidential business or professional information that otherwise does not qualify as trade secrets, including all Confidential Information; (ii) substantial relationships with specific prospective or existing customers; (iii) goodwill associated with the Company’s business; and (iv) specialized training relating to the Company’s business, technology, methods and procedures.

(c) Confidentiality. The Confidential Information shall be held by the Consultant in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with the Consultant’s Services to the Company. The Consultant further acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset. The Consultant shall exercise all due and diligence precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral. The Consultant shall not copy any Confidential Information except to the extent necessary to perform its Services hereunder nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to provide its Services and then only with the authorization of an officer of the Company. All records, files, materials and other Confidential Information obtained by the Consultant in the course of its Services to the Company are confidential and proprietary and shall remain the exclusive property of the Company. The Consultant shall not, except in connection with and as required by its performance of the Services under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an officer of the Company.

(d) Prior Approval. Neither Party shall issue any public statements or press release concerning this Agreement or the Parties’ relationship without the other Party’s prior approval unless otherwise required by law.

8. Equitable Relief. The Company and the Consultant recognize that the Services to be rendered under this Agreement by the Consultant are special, unique and of extraordinary character, and that in the event of a breach or threatened breach by the Consultant of the terms and conditions of this Agreement including any action in violation of Section 7, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enjoin the Consultant from breaching the provisions of Section 7. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

9. Survival. Sections 7 through 18 shall survive termination of this Agreement.

10. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement may not be assigned by the Consultant without the prior written consent of the Company and any attempt to do so shall be void.

11. Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the Parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included. If any restriction set forth in this Agreement is deemed unreasonable in scope, it is the Parties’ intent that it shall be construed in such a manner as to impose only those restrictions that are reasonable in light of the circumstances and as are necessary to assure the Company the benefits of this Agreement.

12. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar overnight delivery, or electronically delivered, as follows:

If to the Company:	The Best One, Inc. 4400 Biscayne Blvd., Ste. 850 Miami, Florida 33137 Attention: Derek Dubner, CEO Email: derek@id-info.com

With a copy to:	Nason, Yeager, Gerson, White & Lioce, P.A. 1645 Palm Beach Lakes Blvd., Suite 1200 West Palm Beach, FL 33401 Attention: Michael D. Harris, Esq. Email:mharris@nasonyeager.com

If to the Consultant:	4400 Biscayne Blvd., Ste. 850 Miami, Florida 33137 Attention: Michael Brauser Email: mike@marlincapital.com or to such other address as either of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case maybe, the delivery in person or by mailing.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument The execution of this Agreement may be by actual, facsimile or pdf signature.

14. Governing Law. All claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of Florida without regard to choice of law considerations.

15. Exclusive Jurisdiction and Venue. Any action brought by either party against the other concerning the transactions contemplated by or arising under this Agreement shall be brought only in the state or federal courts of Florida and venue shall be in the state or federal courts located in Palm Beach County. The Parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

16. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior oral and written agreements between the Parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or Parties against whom enforcement or the change, waiver discharge or termination is sought.

17. Additional Documents. The Parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the Parties hereunder.

18. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19. No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under or based upon this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the date written above.

COMPANY:

THE BEST ONE, INC.

By:	/s/ Derek Dubner
DEREK DUBNER, CEO

CONSULTANT:

MARLIN CAPITAL INVESTMENTS, LLC

By:	/s/ Michael Brauser
MICHAEL BRAUSER, Manager

[Signature Page to Consulting Agreement]